                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81576

PROSPECTUS

                            [USA NETWORKS INC. LOGO]

                     59,457,479 SHARES OF USA COMMON STOCK,
                  12,808,605 SHARES OF USA SERIES A CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK
                                      AND
                14,245,932 WARRANTS TO ACQUIRE USA COMMON STOCK

    This prospectus relates to the resale of up to 59,457,479 shares of common stock, par value $0.01 per share ("USA common stock"), of USA Networks, Inc., 12,808,605 shares of Series A Cumulative Convertible preferred stock, par value $0.01 per share ("USA preferred stock"), of USA, and 14,245,932 warrants to acquire one share of USA common stock ("USA warrants"), which are held beneficially by Microsoft Corporation on the date of this prospectus. The 59,457,479 shares of USA common stock offered by this prospectus include up to 39,360,845 shares of USA common stock issuable upon conversion of the USA preferred stock or upon exercise of the USA warrants. The shares of USA common stock, USA preferred stock and the USA warrants being offered by this prospectus are referred to collectively as the "Securities" in this document. The "selling security holder" under this prospectus means either Microsoft Corporation or one or more controlled affiliates of Microsoft Corporation in whose name the Securities are held. The terms of the USA preferred stock and the USA warrants are described under "Description of USA Capital Stock" in this prospectus.

    We will not receive any proceeds from the sale of the Securities by the selling security holder.

    After registration, the Securities may be sold from time to time to purchasers directly by the selling security holder. Alternatively, the selling security holder may offer the Securities through underwriters, dealers or agents on terms to be determined at the time of the sale. See "Plan of Distribution" on page 9.

    The selling security holder and any agents, dealers or underwriters that participate with the selling security holder in the distribution of the Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (herein referred to as the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    USA common stock is quoted on the Nasdaq National Market under the symbol "USAI." On February 6, 2002, the last reported sale price of USA common stock was $28.20 per share. Applications have been made to list the shares of USA preferred stock and USA warrants on the Nasdaq National Market under the symbols "USAIP" and "USAIW," respectively. There can be no assurance that either the USA preferred stock or USA warrants will qualify for listing on Nasdaq.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING THE USA COMMON STOCK, USA PREFERRED STOCK OR USA WARRANTS.
                             ---------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

                The date of this prospectus is February 7, 2002

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING INFORMATION.................................      1
WHERE YOU CAN FIND MORE INFORMATION.........................      1
SUMMARY.....................................................      3
THE OFFERING................................................      5
RISK FACTORS................................................      7
USE OF PROCEEDS.............................................      8
PLAN OF DISTRIBUTION........................................      9
SELLING SECURITY HOLDERS....................................     10
DESCRIPTION OF CAPITAL STOCK................................     11
CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES.....     15
LEGAL MATTERS...............................................     20
EXPERTS.....................................................     20

                          FORWARD-LOOKING INFORMATION

    This prospectus and the Securities and Exchange Commission ("SEC") filings that are incorporated by reference into this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are based on the current expectations that we have about us and our securities. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions, assumptions and other statements contained in this prospectus that are not historical facts. When used in this prospectus or our SEC filings, the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties relating to our industry and our operations including those described in "Risk Factors", actual results may differ materially from those expressed or implied by these forward-looking statements. This is particularly true for a young and rapidly evolving industry such as the online travel industry.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.              2333 Broadway           Citicorp Center, Suite 1400
          Room 1024              New York, New York 10279        500 West Madison Street
   Washington, D.C. 20549                                     Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

    As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

    1.  Annual Report on Form 10-K for the year ended December 31, 2000.

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

    3. Current Reports on Form 8-K filed on January 10, 2001, February 1, 2001, March 6, 2001, April 25, 2001, June 6, 2001, June 7, 2001, June 27,
        2001, July 16, 2001, July 23, 2001, July 25, 2001, September 18, 2001,
        October 2, 2001, October 24, 2001, October 30, 2001, October 31, 2001,
        two filed on November 9, 2001, December 5, 2001, December 17, 2001, December 18, 2001, January 8, 2002, two filed on January 29, 2002 and January 30, 2002.

    4.  Definitive proxy statement filed on April 9, 2001.

    5. Registration Statement on Form S-4, filed on August 22, 2001, as amended on November 9, 2001, November 19, 2001 and January 8, 2002 (file no. 333-68120).

    This prospectus also incorporates by reference the following documents of Expedia, Inc. that have been previously filed with the SEC:

    1. Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended June 30, 2001.

    2.  Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

    You may request free copies of these filings by writing or telephoning us at the following address:

                               USA Networks, Inc.
                              152 West 57th Street
                            New York, New York 10019
                                 (212) 314-7300
                         Attention: Corporate Secretary

    USA has supplied all information contained or incorporated by reference in this prospectus relating to USA. Expedia has supplied all such information relating to Expedia and Microsoft has supplied all such information relating to Microsoft.

    Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF THE SECURITIES BEING OFFERED HEREBY, YOU SHOULD READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS IDENTIFIED UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION." IN THIS PROSPECTUS, THE TERMS "USA" AND "WE" REFER TO USA NETWORKS, INC. AND OUR SUBSIDIARIES, EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY USA NETWORKS, INC.

USA NETWORKS, INC.

    USA (Nasdaq: USAI) is a company focused on the new convergence of information, direct selling and entertainment. USA is currently organized into two groups, the Interactive Group and the Entertainment Group. The Interactive Group consists of Expedia, Inc. (Nasdaq: EXPE); Home Shopping Network (including HSN International and HSN Interactive); Ticketmaster (Nasdaq: TMCS), which operates CitySearch and Match.com; Hotel Reservations Network (Nasdaq: ROOM); Electronic Commerce Solutions; Styleclick; and Precision Response Corporation. The Entertainment Group consists of USA Cable, including USA Network, SCI FI Channel, TRIO, Newsworld International, and Crime; Studios USA, which produces and distributes television programming; and USA Films, which produces and distributes films.

    On December 17, 2001, USA announced that it had entered into an agreement with Vivendi Universal, S.A. pursuant to which USA would contribute USA's Entertainment Group to a joint venture with Vivendi, which joint venture would also hold the film, television and theme park businesses of Universal Studios, Inc., a subsidiary of Vivendi. Barry Diller would be chairman and chief executive officer of the joint venture as well as of USA. Upon consummation of the USA/Vivendi transaction, the joint venture would be controlled by Vivendi and its subsidiaries, with the common interests owned 93.06% by Vivendi and its subsidiaries, 5.44% by USA and its subsidiaries and 1.5% by Mr. Diller.

    USA INTERACTIVE

    Upon completion of the USA/Vivendi transaction, USA will be renamed "USA Interactive" and will be a leader in integrated interactivity, including ticketing, online travel, online dating, teleservices, electronic retailing and other interactive commerce services. USA's businesses will consist of Expedia; Home Shopping Network (including HSN International and HSN Interactive); Ticketmaster, which operates Citysearch and Match.com; Hotel Reservations Network; Electronic Commerce Solutions; Styleclick; and Precision Response Corporation.

    After the completion of the USA/Vivendi transaction, USA will no longer be engaged in the general entertainment businesses, and the transaction agreements include a noncompetition provision, for a specified period, regarding USA's participation in businesses similar to those to be conducted by the joint venture. USA's business will be primarily focused on its electronic commerce and interactive/information service businesses, and USA expects that it will actively seek to grow those businesses, including through acquisitions. Any such acquisitions could involve the issuance of additional USA securities or cash or a combination of securities and cash. In addition, following the completion of the USA/Vivendi transaction, USA generally will no longer be required to obtain the consent of Vivendi, Liberty Media Corporation or Mr. Diller as USA stockholders for any such acquisitions regardless of the size of such acquisitions. USA is continually reviewing, and often in discussions with third parties regarding, such possible growth opportunities, including transactions in the online and offline travel services and commerce-related areas.

    We are located at 152 West 57th Street, New York, New York 10019 and our telephone number is (212) 314-7300. Our website can be found at www.usanetworks.com.

THE USA/EXPEDIA MERGER

    On February 4, 2002, we completed our acquisition of a controlling interest in Expedia, Inc. through a merger of one of our subsidiaries with and into Expedia. As a result of the merger, we own all of the outstanding shares of Expedia Class B common stock, representing approximately 64.2% of Expedia's currently outstanding shares and 94.9% of the voting interest in Expedia. Expedia's remaining equity is held by the public.

    Pursuant to the terms of the USA/Expedia transaction documents, Microsoft Corporation, which beneficially owned 33,722,710 shares of Expedia common stock, elected to exchange all of its Expedia common stock for USA securities in the merger (subject to possible proportionate cutback in the event holders of more than 37,500,000 shares of Expedia common stock elected to exchange those shares for USA securities). Expedia shareholders who did not receive USA securities in the transaction retained their Expedia shares and received for each Expedia share held 0.1920 of a new Expedia warrant.

    For more detail on the merger, please refer to our registration statement on Form S-4, which we filed with the Securities and Exchange Commission on August 22, 2001, as amended from time to time (file no. 333-68120).

                                  THE OFFERING

USA COMMON STOCK
Number being offered hereby..................  59,457,479
Common Stock Authorized and Outstanding......  As of the date of this prospectus, we are authorized to issue up to 1,600,000,000
                                               shares of USA common stock and 400,000,000
                                               shares of USA Class B common stock. As of the
                                               close of business on February 4, 2002, there
                                               were approximately 339,271,000 shares of USA
                                               common stock outstanding held of record by
                                               approximately 6,350 stockholders and
                                               63,033,452 shares of USA Class B common stock
                                               outstanding held of record by seven
                                               stockholders.
Use of proceeds..............................  We will not receive any proceeds from the sale of the USA common stock by the selling
                                               security holder.
Transfer Agent...............................  The Bank of New York.
Nasdaq National Market symbol................  USAI.

USA PREFERRED STOCK
Number being offered hereby..................  12,808,605
Preferred Stock Authorized and Outstanding...  As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares
                                               of preferred stock, par value of $0.01 per
                                               share. As of the close of business on
                                               February 4, 2002, there were approximately
                                               13,125,000 shares of USA preferred stock
                                               outstanding held of record by
                                               32 stockholders.
Expiration Date..............................  February 4, 2029.
Conversion Price.............................  $50 divided by the conversion price per share of USA common stock. The conversion price is
                                               initially $33.75.
Adjustments..................................  The number of shares of USA common stock issuable upon conversion of the USA preferred
                                               stock and the conversion price of the USA
                                               preferred stock are subject to adjustment
                                               from time to time upon the occurrence of any
                                               of the following events to USA common stock:
                                               any stock split; any stock consolidation,
                                               combination or subdivision; any stock
                                               dividend or other distribution; and any
                                               repurchase, reclassification,
                                               recapitalization or reorganization. The
                                               conversion price is also subject to downward
                                               adjustment in the event that the share price
                                               of USA common stock exceeds $35.10 at the
                                               time of conversion pursuant to a formula
                                               described under "Description of Capital
                                               Stock."
Use of proceeds..............................  We will not receive any proceeds from the sale of the USA preferred stock by the
                                               selling security holder.

Transfer Agent...............................  The Bank of New York.
Over-the-counter symbol......................  USAIP.

USA WARRANTS
Number being offered hereby..................  14,245,932
Warrants Outstanding.........................  As of the close of business on February 4,
                                               2002, there were approximately 14,598,000 USA
                                               warrants outstanding held of record by 32
                                               holders.
Expiration Date..............................  February 4, 2009.
Exercise Price...............................  $35.10 per share of USA common stock.
Adjustments..................................  The number of shares of USA common stock issuable upon exercise of the warrants and
                                               the exercise price of the warrants are
                                               subject to adjustment from time to time upon
                                               the occurrence of any of the following events
                                               to USA common stock: any stock split; any
                                               stock consolidation, combination or
                                               subdivision; any stock dividend or other
                                               distribution; and any repurchase,
                                               reclassification, recapitalization or
                                               reorganization.
Use of proceeds..............................  We will not receive any proceeds from the sale of the USA warrants by the selling
                                               security holder.
Transfer Agent/Warrant Agent.................  The Bank of New York.
Nasdaq National Market symbol................  USAIW.

                                  RISK FACTORS

    AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE OUR SECURITIES. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

RISK FACTORS RELATING TO OUR ACQUISITION OF CONTROL OF EXPEDIA

    WE MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER TRANSACTION

    The success of the merger transactions will depend, in part, on the ability of us and Expedia to realize certain anticipated growth opportunities from integrating Expedia's businesses with our businesses and the businesses of our affiliates. We cannot assure you that this integration will result in the realization of the full anticipated benefits of the growth opportunities or that these benefits will be achieved within the anticipated time frame or at all. In addition, legal arrangements between us or our affiliates and certain third parties may restrict the ability of the parties to integrate parts of Expedia's businesses with our businesses or the businesses of our affiliates.

RISK FACTORS RELATING TO USA

    WE DEPEND ON OUR KEY PERSONNEL

    We are dependent upon the continued contributions of our senior corporate management, particularly Mr. Diller, and certain key employees for our future success. Mr. Diller is our Chairman of the Board and Chief Executive Officer. Mr. Diller does not have an employment agreement with us, although he has been granted options to purchase a substantial number of shares of USA common stock.

    If Mr. Diller no longer serves in his positions at USA, our business, as well as the market price of USA common stock, could be substantially adversely affected. In addition, under the terms of a governance agreement, dated as of October 19, 1997, among Universal Studios, HSN, Inc. (now USA), Mr. Diller and Liberty, if Mr. Diller no longer serves as Chief Executive Officer of USA, then certain restrictions on Universal Studios' conduct will be eliminated, and the ability of Universal Studios (which is controlled by Vivendi) to increase its equity interest in USA will be accelerated. We cannot assure you that we will be able to retain the services of Mr. Diller or any other of our members of senior management or key employees.

    WE ARE CONTROLLED BY MR. DILLER AND IN HIS ABSENCE, WILL BE CONTROLLED BY
     VIVENDI AND/OR LIBERTY

    Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote 100% of the shares of our Class B common stock, par value $.01 per share, which is sufficient to control the outcome of any matter submitted to a vote or for the consent of our shareholders with respect to which holders of USA common stock and USA Class B common stock vote together as a single class. Mr. Diller, subject to the terms of a stockholders agreement, dated as of October 19, 1997 (the "Current Stockholders Agreement"), among Universal Studios, Liberty, Mr. Diller, USA and The Seagram Company Ltd. (now controlled by Vivendi), effectively controls the outcome of all matters submitted to a vote or for the consent of our stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of our board of directors (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of USA common stock is required under Delaware law).

    Under the Current Stockholders Agreement, Mr. Diller, Universal Studios and Liberty have agreed that USA securities owned by any of Mr. Diller, Universal Studios, Liberty and certain of their

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affiliates will not be voted in favor of the taking of any action with respect to certain fundamental changes relating to USA, except with the consent of each of Mr. Diller, Universal Studios and Liberty. Accordingly, in respect of these matters, each of Mr. Diller, Universal Studios and Liberty currently has the ability to veto, in his or its sole discretion, the taking of any action with respect to these matters. Following completion of the USA/Vivendi transaction, each of Mr. Diller and Liberty will have the right to consent to the fundamental changes in the event that USA is highly leveraged. We cannot assure you that Mr. Diller and Liberty, and prior to completion of the USA/Vivendi transaction, Universal Studios, will agree in the future on any such transaction or action, in which case we would not be able to engage in such transaction or take such action.

    In addition, prior to the USA/Vivendi transaction, any third party seeking to acquire us would be required to negotiate such transaction with Mr. Diller, Vivendi and Liberty, and the interests of any one or more of such persons as shareholders may be different from the interests of our other shareholders.

    Upon Mr. Diller's permanent departure from USA, we may change in various fundamental respects. For example, prior to the completion of the Vivendi transaction, generally, Vivendi, through Universal Studios, would be able to control USANi LLC, through which a significant portion of our businesses are currently owned, and also would have the ability to seek to directly control us. Following completion of the USA/Vivendi transaction, generally, Liberty would be able to control USA through its ownership of its USA Class B shares.

                                USE OF PROCEEDS

    All of the Securities being offered under this prospectus from time to time are being sold by the selling security holder. We will not receive any of the proceeds from the sale of the Securities by the selling security holder.

                              PLAN OF DISTRIBUTION

METHOD OF SALE

    The Securities may be sold pursuant to this prospectus by the selling security holders in any of the following ways:

    - The Securities may be sold through underwriters in one or more underwritten offerings on a firm commitment or best efforts basis. The Securities may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the Securities as agent but may position and resell the block as principal to facilitate the transaction. The Securities may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holder and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    - The Securities may be sold on any exchange on which the securities are listed.

    - The Securities may be sold in private sales directly to purchasers.

    The selling security holders may enter into hedging transactions with counterparties (including broker-dealers), and the counterparties may engage in short sales of the Securities in the course of hedging the positions they assume with such selling security holders, including, without limitation, in connection with distribution of the Securities by such counterparties. In addition, the selling security holders may sell short the Securities, and in such instances, this prospectus may be delivered in connection with such short sales and the Securities offered hereby may be used to cover such short sales. The selling security holders may also enter into option or other transactions with counterparties that involve the delivery of the Securities to the counterparties, who may then resell or otherwise transfer such Securities.

    The selling security holders may also loan or pledge the Securities and the borrower or pledgee may sell the Securities as loaned or upon a default may sell or otherwise transfer the pledged Securities.

    Securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 145 of the Securities Act may be sold under Rule 144 or Rule 145 rather than pursuant to this prospectus.

    The selling security holders reserve the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents.

TIMING AND PRICE

    The Securities may be sold from time to time by the selling security holders. There is no assurance that the selling security holders will sell or dispose of any or all of the Securities.

    We are required to keep this Registration Statement effective until the earlier of the date on which the selling security holders no longer hold the Securities or February 4, 2003.

    Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by them.

    Securities may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers or underwriters and/or dealers (who may receive fees or commissions in connection therewith).

PROCEEDS, COMMISSIONS AND EXPENSES

    The aggregate proceeds to the selling security holder from the sale of the Securities offered by it hereby will be the purchase price of such Securities less discounts, concessions and commissions, if any. We will not receive any of the proceeds from this offering.

    The selling security holders will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents.

    The selling security holders will pay for all printing costs, SEC filing fees and fees of its counsel. We will pay all fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

    The selling security holders and any broker-dealers or agents that participate with the selling security holders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company has agreed to indemnify the selling security holders against certain liabilities, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

NASDAQ LISTING STATUS

    Application has been made to list the USA preferred stock and USA warrants on the Nasdaq National Market under the symbols "USAIP" and "USAIW" respectively. USA common stock is currently listed on the Nasdaq National Market under the symbol "USAI." There can be no assurance that either the USA preferred stock or USA warrants will qualify for listing on Nasdaq.

                            SELLING SECURITY HOLDERS

    In connection with the merger, we issued 20,096,634 shares of USA common stock, 12,808,605 shares of USA preferred stock and 14,245,932 USA warrants to a wholly owned affiliate of Microsoft Corporation. Microsoft (or one or more controlled affiliates of Microsoft) will be the selling security holder under this prospectus. All of the Securities are being offered under this prospectus for the account of the selling security holders. In addition, we may issue up to 39,360,845 additional shares of USA common stock upon conversion of the USA preferred stock or exercise of the USA warrants issued to the selling security holders. Immediately following completion of the offering contemplated by this prospectus and assuming that the selling security holders sell under this prospectus the maximum number of Securities offered through this prospectus, the selling security holders will not own any USA securities.

    The Securities are being registered to permit public secondary trading of the Securities. The selling security holders may offer the Securities for resale from time to time. See "Plan of Distribution."

    We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the Securities from time to time under Rule 415 under the Securities Act.

    Because the selling security holders may dispose of all or a portion of its Securities, we cannot estimate the number of Securities that will be held by the selling security holders upon termination of any such disposition. In addition, the selling security holders identified above may sell, transfer or otherwise dispose of all or a portion of the Securities in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

RELATIONSHIP WITH MICROSOFT

    On July 15, 2001, we entered into the merger agreement with Microsoft and Expedia, pursuant to which we acquired a controlling interest in Expedia, Inc. on February 4, 2002. In connection with the merger agreement, we and Microsoft also entered into a voting and election agreement, pursuant to which we granted to Microsoft registration rights, including the right to underwritten offerings, relating to the Securities. Pursuant to such agreement, USA filed a registration statement, of which this prospectus is a part, with respect to the Securities on January 29, 2002. The voting and election agreement is described in more detail in our registration statement on Form S-4 (file no. 333-68120), as amended, and incorporated herein by reference.

    In the ordinary course of business, USA and some of our subsidiaries, including Expedia, are parties to a number of commercial arrangements with Microsoft, all of which arrangements were negotiated on an arms'-length basis and none of which are material to USA. The agreements between Expedia and Microsoft were in place at the time that Expedia completed its initial public offering and was still a controlled subsidiary of Microsoft. Some of those arrangements were amended in certain respects in connection with the merger agreement and remain in place, including agreements that relate to intellectual property rights, carriage and cross-promotion, administrative and operational services, hosting arrangements, license agreements, registration rights and tax sharing with respect to periods prior to completion of the USA/Expedia merger.

                          DESCRIPTION OF CAPITAL STOCK

    Set forth below is a description of our capital stock. The following statements are brief summaries of, and are subject to the provisions of, our restated certificate of incorporation and bylaws, the USA warrant agreement and the relevant provisions of the Delaware General Corporation Law.

    As of the date of this prospectus, our authorized capital stock consists of 1,600,000,000 shares of USA common stock, par value $0.01 per share, 400,000,000 shares of USA Class B common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

USA COMMON STOCK AND USA CLASS B COMMON STOCK

    As of the close of business on February 4, 2002, there were approximately 339,271,000 shares of USA common stock outstanding held of record by approximately 6,350 stockholders and 63,033,452 shares of USA Class B common stock outstanding held of record by seven stockholders.

    With respect to matters that may be submitted to a vote or for the consent of our stockholders, including the election of directors, each holder of USA Class B common stock is entitled to ten votes for each share of USA Class B common stock held and will vote together with the holders of USA common stock as a single class. Each holder of USA common stock is entitled to one vote for each share of USA common stock held. Notwithstanding the foregoing, the holders of USA common stock, acting as a single class, are entitled to elect 25% of the total number of our directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of USA common stock, acting as a single class, are entitled to elect the next higher whole number of directors.

    Shares of USA Class B common stock are convertible into shares of USA common stock at the option of the holder thereof at any time on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of USA by means of a stock dividend on, or a stock split or combination of, outstanding USA common stock or USA Class B common stock,

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or in the event of any merger, consolidation or other reorganization of USA with another corporation. Upon the conversion of USA Class B common stock into shares of USA common stock, those shares of USA Class B common stock will be retired and will not be subject to reissue. Shares of USA common stock are not convertible into shares of USA Class B common stock.

    In all other respects, the USA common stock and the USA Class B common stock are identical. The holders of USA common stock and the holders of USA Class B common stock are entitled to receive, share for share, such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, distribution of assets or winding-up of USA, the holders of USA common stock and the holders of USA Class B common stock are entitled to share ratably in all assets of USA available for distribution to our stockholders, after the rights of the holders of the USA preferred stock, if any, have been satisfied.

    In connection with our acquisition of USA Network and Studios USA from Universal Studios in 1998, we granted to Universal Studios and Liberty preemptive rights which generally provide that each of Universal Studios and Liberty may elect to purchase a number of shares of USA stock, or shares of a subsidiary of USA exchangeable for shares of USA stock, referred to as LLC shares, so that the percentage equity interest such entity owned of us after our acquisition of USA Network and Studios USA will be the same as before such acquisition, in each case, assuming the exchange of all LLC shares owned by Universal Studios and Liberty and shares of Home Shopping Network owned by a subsidiary of Liberty. The purchase price for shares of USA stock pursuant to a preemptive right election is the fair market value of the USA stock, or LLC share, purchased. Subject to specified limits set forth in the governance agreement, Universal may elect to receive shares of USA common stock or USA Class B common stock in connection with a preemptive exercise, or LLC shares exchangeable for shares of USA stock; Liberty's preemptive exercises are for USA common stock only, or LLC shares exchangeable for shares of USA common stock. In connection with, and effective upon completion of, the USA/Vivendi transaction, Vivendi's preemptive rights will be eliminated.

    Our certificate of incorporation provides that there can be no stock dividends or stock splits or combinations of stock declared or made on USA common stock or USA Class B common stock unless the shares of USA common stock and USA Class B common stock then outstanding are treated equally and identically.

    The shares of USA common stock to be issued in connection with the merger will be validly issued, fully paid and non-assessable.

USA PREFERRED STOCK

    As of the close of business on February 4, 2002, there were approximately 13,125,000 shares of USA preferred stock outstanding. Shares of USA preferred stock may be issued from time to time in one or more series. The USA board of directors has authority, by resolution, to designate the powers, preferences, rights and qualifications, limitations and restrictions of preferred stock of USA.

    SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

    GENERAL. In connection with the merger, USA issued an aggregate of approximately 13,125,000 shares of its preferred stock, par value $0.01 per share, "Series A Cumulative Convertible Preferred Stock," each having a $50.00 face value and a term of 20 years. We refer to Series A Cumulative Convertible Preferred Stock in this document as USA preferred stock.

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE USA PREFERRED STOCK, THE POWERS, PREFERENCES, RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF WHICH ARE SET FORTH IN THE FORM OF CERTIFICATE OF DESIGNATION OF THE USA PREFERRED STOCK ATTACHED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF USA TO WHICH

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THIS PROSPECTUS IS A PART AND INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE
URGE YOU TO READ THE CERTIFICATE OF DESIGNATION IN ITS ENTIRETY.

    VOTING RIGHTS. Holders of USA preferred stock will be entitled to two votes for each share of USA preferred stock held on all matters presented to such shareholders. Except as otherwise required by Delaware law, the USA restated certificate of incorporation or any special voting rights of USA preferred stock as described in this document, the holders of USA common stock, USA Class B common stock and USA preferred stock will vote together as one class. No separate class vote of USA preferred stock will be required for the approval of any matter except as required by Delaware law. The number of authorized shares of any class or series of preferred stock, including the USA preferred stock, may be amended (but not below the number of shares of USA preferred stock then outstanding) so long as the holders of a majority of our voting power approve the amendment.

    DIVIDENDS. Each share of USA preferred stock is entitled to receive dividends equal to the sum of (1) 1.99% of the face value per year, payable quarterly in cash or USA common stock, at USA's option, plus (2) the excess, if any, of the aggregate value of any dividends paid on the USA common stock underlying the USA preferred stock over the amount described in (1). If USA elects to pay the dividends in USA common stock, the price will be based on the trailing ten-day average price of USA common stock prior to the payment date. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment of dividends.

    CONVERSION RIGHTS. Each share of USA preferred stock is convertible, at the option of the holder at any time after the effective time of the merger, into that number of shares of USA common stock equal to the quotient obtained by dividing $50 by the conversion price per share of USA common stock. The initial conversion price is $33.75 per share of USA common stock. The conversion price will be adjusted downward if the share price of USA common stock exceeds $35.10 at the time of conversion pursuant to the following formula (rounded to the nearest cent):

                                  $50 X (USAi)
       ------------------------------------------------------------------

                   (USAi X 1.4815) + (0.4792 X (USAi-35.10))

        where USAi = trailing ten-day average price of USA common stock.

    The certificate of designation also includes an anti-dilution adjustment provision so that the number of shares of USA common stock to be received upon conversion of a share of USA preferred stock is adjusted from time to time in the event of any stock split, stock consolidation, combination or subdivision, stock dividend or other distribution and any repurchase, reclassification, recapitalization or reorganization of USA.

    REDEMPTION BY USA. Commencing on February 4, 2012, we have the right from time to time to redeem at least 25% of the original aggregate face value and up to 100% of the original aggregate face value of the outstanding USA preferred stock at a redemption price per USA preferred stock equal to face value plus any accrued and unpaid dividends. Any payment by us pursuant to a redemption by us may be made in cash or USA common stock, at our option.

    REDEMPTION BY THE HOLDER OF USA PREFERRED STOCK. During the 20 business day period preceding each of the fifth, seventh, tenth and fifteenth anniversaries of the effective time of the merger, a holder of USA preferred stock shall have the right to require us to purchase all or a portion of the shares of USA preferred stock held by such holder for face value plus any accrued and unpaid dividends. Any payment by us pursuant to a redemption by the holder of USA preferred stock may be made in cash or USA common stock, at our option.

    LIQUIDATION RIGHTS. In the event of a voluntary or involuntary liquidation, dissolution or winding up of USA, holders of USA preferred stock shall be entitled to receive in preference to any holder of

USA common shares an amount per share equal to all accrued and unpaid dividends plus the greater of (a) face value, or (b) the liquidating distribution that would be received had such holder converted the USA preferred stock into USA common stock immediately prior to the liquidation, dissolution or winding up of USA. No other preferred stock of USA will rank senior to USA preferred stock with respect to payment upon liquidation.

    RESERVATION OF SHARES OF USA COMMON STOCK. We will keep in reserve at all times during the term of the USA preferred stock sufficient authorized but unissued shares of USA common stock for issuance in the event of exercises by the holders of USA preferred stock.

    REGISTRATION OF SHARES UNDER THE SECURITIES ACT OF 1933. The USA preferred stock and any USA common stock issued upon conversion of the USA preferred stock will be registered under the Securities Act of 1933.

USA WARRANTS

    USA warrants have been issued under a warrant agreement between USA and The Bank of New York, as warrant agent, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. As of the close of business on February 4, 2002, there were outstanding approximately 14,598,000 USA warrants.

    Each USA warrant entitles its holder to purchase one share of USA common stock at an exercise price of $35.10 per share of USA common stock. The exercise price must be paid in cash. Each USA warrant may be exercised on any business day on or prior to February 4, 2009. Any USA warrant not exercised before the expiration of this period will become void, and all rights of the holder of the USA warrant will cease. Holders of USA warrants will not be entitled, by virtue of being such holders, to have any rights of holders of USA common stock until they exercise their warrants.

    The number of shares of USA common stock issuable upon exercise of the USA warrants and the exercise price of the USA warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization.

    We will keep in reserve at all times before the expiration date of the USA warrants sufficient authorized but unissued shares of USA common stock for issuance in the event of exercises by the holders of USA warrants. In addition, the USA warrants and any USA common stock issued upon exercise of the USA warrants will be registered under the Securities Act of 1933.

TRANSFER AGENT/WARRANT AGENT

    The transfer agent for the shares of USA common stock and USA preferred stock, and the warrant agent for the USA warrants, is The Bank of New York.

                         CERTAIN MATERIAL UNITED STATES
                            FEDERAL TAX CONSEQUENCES

GENERAL

    The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of USA common stock, USA preferred stock and USA warrants.

    As used herein, a "United States person" is

    - a citizen or resident of the United States;

    - a corporation created or organized in the United States or under the laws of the United States or of any state;

    - an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

    - a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

    - any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

    A "U.S. Holder" is a beneficial owner of USA common stock, USA preferred stock or USA warrants who is a United States person. A "Non-U.S. Holder" is a beneficial owner that is not a U.S. Holder.

    This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold USA common stock, USA preferred stock or USA warrants as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant in light of your particular circumstances, nor does it discuss special tax provisions which may apply if you have relinquished United States citizenship or residence.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, PREFERRED STOCK OR WARRANTS, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

TAXATION OF U.S. HOLDERS

    This section describes the tax consequences to a U.S. Holder. If you are not a U.S. Holder, this section does not apply to you.

    DISTRIBUTIONS. Distributions on USA common stock and USA preferred stock will constitute dividend income, taxable at ordinary income rates, to the extent of USA's current or accumulated earnings and profits. Any excess will be treated as non-taxable return of capital to the extent of the holder's basis in the common or preferred stock, and thereafter as capital gain.

    SALES OR EXCHANGES. On the sale, exchange or other disposition of shares of USA common stock, USA preferred stock (other than a redemption of the common or preferred stock, discussed below), or USA warrants, holders will generally recognize capital gain or loss equal to the difference between the sale proceeds and the adjusted tax basis in the stock or warrant sold, exchanged or disposed of. This gain or loss will be long-term capital gain or loss if at the time of the sale, exchange or disposition the holder has held the stock or warrant sold, exchanged or disposed of for more than one year. If the stock or warrant being sold, exchanged or disposed of has received in a transaction qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, the holder's holding period in the stock or warrant will include the holder's holding period in the stock surrendered in the reorganization. Long-term capital gains of non-corporate U.S. Holders are generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

    DIVIDENDS TO CORPORATE SHAREHOLDERS. In general, a distribution on the USA common stock or USA preferred stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Internal Revenue Code. However, a dividend that arises upon a redemption of common stock or preferred stock will generally constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In addition, constructive dividends received on common stock within two years of the holder's acquisition of the stock or preferred stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

    REDEMPTION OF USA COMMON STOCK OR USA PREFERRED STOCK. A redemption of USA common stock or USA preferred stock generally would be a taxable event and would be treated as if the holder sold the common stock or preferred stock if the redemption:

    - results in a "complete termination" of the holder's interest in both USA common stock and USA preferred stock;

    - is "substantially disproportionate" (i.e., after the redemption, the percentage of all our outstanding voting stock that is owned by the holder is less than 80% of the percentage of all our outstanding voting stock (and the percentage of all our outstanding common stock that is owned by the holder is less than 80% of all our outstanding common stock) that was owned by the holder immediately before the redemption); or

    - is "not essentially equivalent to a dividend" (i.e., the redemption must meaningfully reduce the holder's proportionate interest in USA based on the holder's particular circumstance; the Internal Revenue Service has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs).

    In determining whether any of these tests has been met, holders must take into account the shares of stock actually owned and the shares of stock constructively owned by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.

    If stock is redeemed in a redemption that meets one of the tests described above, the holder generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if the stock were held for more than one year.

    If a redemption does not meet any of the tests described above, the entire amount of the cash and the fair market value of property received generally would be taxed as a dividend as explained above under "Distributions." If a redemption is treated as a distribution that is taxable as a dividend, the holder's basis in the redeemed stock would be transferred to the holder's remaining shares of stock, if any.

    POTENTIAL DEEMED DISTRIBUTIONS ON USA PREFERRED STOCK. At the time of conversion, the conversion price of the USA preferred stock will be adjusted downward if the price of USA common stock exceeds $35.10 at such time in accordance with the formula described under "DESCRIPTION OF CAPITAL STOCK--USA Preferred Stock--Conversion Rights." In general, a reduction in the conversion price of a convertible preferred stock, such as the USA preferred stock, will result in a deemed distribution taxable as a dividend unless it is pursuant to a bona fide, reasonable anti-dilution adjustment formula, which the reduction in conversion price described in the preceding sentence would not be considered to be or satisfies another exception, described below.

    A reduction in conversion price will not result in a deemed distribution if it represents an adjustment of the price to be paid by the issuer of the convertible preferred stock in acquiring property, including through a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the authorities treating an adjustment to a conversion price or conversion ratio as a purchase price adjustment generally have involved an adjustment at a single, fixed date based on the earnings of the acquired business for a specified period after the closing of the acquisition. In contrast, the conversion price of the USA preferred stock will be adjusted at the time of conversion, which could occur at any time at the election of the holder. Moreover, the adjustment of the conversion price of the USA preferred stock is based upon the performance of USA common stock, not the post-merger earnings of Expedia. As a result, there is substantial uncertainty as to the availability of this exception from deemed distribution treatment.

    Due to this uncertainty, USA intends to treat any reduction to the conversion price of USA preferred stock as a result of changes in the price of USA common stock as a deemed distribution to the converting holder at the time of conversion, in an amount equal to the fair market value of the additional shares of USA common stock received (and the amount of any cash received in lieu of additional fractional shares of USA common stock) as a result of the reduction in the conversion price. If the reduction in conversion price is treated as a deemed distribution, a converting holder will have dividend income, taxable at ordinary income rates, to the extent of USA's current or accumulated earnings and profits. Any excess will be treated as a non-taxable return of capital to the extent of the holder's basis in the USA preferred stock, and thereafter as capital gain.

    Holders of USA preferred stock are urged to consult their advisors concerning the proper treatment of the potential reduction in the conversion price of the USA preferred stock. Holders that are corporations should also consult their tax advisors concerning the availability of the dividends received deduction, which is discussed above under "Dividends to Corporate Shareholders."

    EXERCISE OF USA WARRANTS. The holder of USA warrants will not recognize gain or loss on the exercise of a warrant. The holder's basis in the USA common stock received on exercise of a warrant will equal the holders basis in the warrant, plus the price paid for the USA common stock (which will be equal to the strike price of the warrant). The holder's holding period in the USA common stock will begin on the date the warrant is exercised.

    EXPIRATION OF USA WARRANTS. On the expiration of an unexercised warrant, the holder will recognize a loss equal to the holder's adjusted tax basis in the warrant. A loss recognized upon expiration of the warrant will be capital loss if the holder would have held the stock into which the warrant was exercisable as a capital asset and will be long-term capital loss if the holder held the warrant for more than one year.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Information reporting will generally apply to dividends received on USA common stock or USA preferred stock and to the proceeds received on the sale or disposition of such stock or of a USA warrant, in each case, by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and

    - fails to furnish its Taxpayer Identification Number ("TIN") which, in the case of an individual, is his or her Social Security Number;

    - furnishes an incorrect TIN;

    - is notified by the IRS that it has failed to properly report payments of dividends; or

    - fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding.

    U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for demonstrating such an exemption if applicable.

    The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

TAXATION OF NON-U.S. HOLDERS

    This section describes the tax consequences to a Non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "Taxation of U.S. Holders."

    DIVIDENDS. If dividends are paid (or if there is a deemed dividend as described above under "Taxation of U.S. Holders--Potential Deemed Distributions on USA Preferred Stock"), non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid or deemed paid to a non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

    If actual or deemed dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

    Non-U.S. holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid or deemed paid with respect to USA common stock or USA preferred stock. In addition, if a non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the non-U.S. Holder must also provide its tax identification number.

    Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    GAIN ON DISPOSITION OF USA COMMON STOCK, USA PREFERRED STOCK, OR USA WARRANTS. Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of USA common stock, USA preferred stock or USA warrants unless:

    - the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

    - the holder is an individual who holds the USA common stock, USA preferred stock or USA warrants as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

    - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are not likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of USA common stock or USA preferred stock generally would not be subject to United States federal income tax provided:

       - USA common stock, USA preferred stock or USA warrants were "regularly traded" on an established securities market; and

       - the holder did not actually or constructively own more than 5% of the USA common stock, USA preferred stock or USA warrants during the shorter of the five-year period preceding the disposition or the holder's holding period.

    FEDERAL ESTATE TAX. In the case of an individual, USA common stock, USA preferred stock or USA warrants held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each holder the amount of dividends paid or deemed paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other applicable agreements.

    Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally non-U.S. Holders will be subject to back-up withholding tax with respect to dividends paid on USA common stock or USA preferred stock unless they certify their status as non-U.S. Holders.

    The payment of proceeds of a sale of USA common stock, USA preferred stock or USA warrants effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of USA common stock, USA preferred stock or USA warrants by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

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                                 LEGAL MATTERS

    The validity of the Securities offered by this prospectus is being passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and financial statement schedule of USA as set forth in their report, included in USA Networks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus. USA's consolidated financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Expedia, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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